Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Trilogy Metals Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value	Rule 457(c) and 457(h)	1,792,950	$0.4321(2)(3)	$774,733.70	0.00014760	$114.35
Equity	Common Shares, no par value	Rule 457(c) and 457(h)	4,677,779	$0.4321(2)(4)	$2,021,268.31	0.00014760	$298.34
Equity	Common Shares, no par value	Rule 457(c) and 457(h)	890,706	$0.4321(2)(5)	$384,874.10	0.00014760	$56.81
Total Offering Amounts					$3,180,876.11		$469.50
Total Fee Offsets					--		--
Net Fee Due							$469.50

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Trilogy Metals Inc.’s (the “Registrant”) common shares that become issuable under the Trilogy Metals Inc. Equity Incentive Plan, NovaCopper Inc. 2012 Restricted Share Unit Plan, and NovaCopper Inc. 2012 Deferred Share Unit Plan, by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Pursuant to Rule 457(c) and 457(h) under the Securities Act, the Proposed Maximum Aggregate Offering Price with respect to the common shares is calculated based upon the average of high and low prices of the Registrant’s common stock as reported on NYSE American on November 29, 2023.

(3)	Represents common shares, without par value, that may be issued pursuant to future grants under the Trilogy Metals Inc. Equity Incentive Plan.

(4)	Represents common shares, without par value, that may be issued pursuant to the NovaCopper Inc. 2012 Restricted Share Unit Plan.

(5)	Represents common shares, without par value, that may be issued pursuant to the NovaCopper Inc. 2012 Deferred Share Unit Plan.